NYNEX CableComms Group PLC
                          NYNEX CableComms Group Inc.
                               The Tolworth Tower
                                   Ewell Road
                                    Surbiton
                                 Surrey KT6 7ED

                                           March 27, 1997

NYNEX Corporation
1095 Avenue of the Americas
New York, NY 10036

Attention:  Ruth Crystal

            Re:   D&O Insurance - NYNEX Cablecomms

Dear Ms. Crystal:

     This Letter Agreement is to memorialize the terms of our agreement with respect to certain insurance coverage of the directors and officers of NYNEX Cablecomms Group PLC and NYNEX Cablecomms Group Inc. (collectively, "NYNEX CableComms") following the date of consummation (the "Closing Date") of transactions contemplated by the tender offer made by Cable & Wireless Communications plc ("CWC") as set forth in the Offers to Purchase/Prospectus, dated March 21, 1997, included in CWC's Registration Statement on Form F-4.

     The directors and officers of NYNEX CableComms are currently insured against certain costs, charges and expenses in connection with Claims as provided in NYNEX Corporation's ("NYNEX") Directors and Officers and Company Reimbursement Indemnity Policy (Lloyd's Policy No. 757/FD 960092), dated August 22, 1996 (the "Policy"). The Policy provides that such insurance will cover the directors and officers of NYNEX CableComms for Claims made prior to the expiration of the Policy, or continuous renewals thereof, arising out of Wrongful Acts committed or allegedly committed prior to the time NYNEX CableComms ceased to be a Subsidiary of NYNEX (i.e., the Closing Date). The Policy, by its terms, will expire on May 1, 1997.

     In order to ensure that the directors and officers of NYNEX Cablecomms will have continuing insurance coverage against Claims made in their capacity as directors and officers of NYNEX CableComms for actions taken to the Closing Date (as currently provided in the Policy), NYNEX has agreed to either (i) renew the Policy in its current form so that insurance coverage will continue with respect to Claims arising out of
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Wrongful Acts committed or allegedly committed prior to the Closing Date for a period of not less than three years from the Closing Date or (ii) provide the officers and directors of NYNEX CableComms with a "run off policy" providing substantially the same insurance coverage as would be provided in the Policy if it were renewed for a period of not less than three years from the Closing Date. In the event the proposed merger between Bell Atlantic Corporation and NYNEX is consummated prior to the third anniversary of the Closing Date, NYNEX will take such action as may be required to ensure that the directors and officers of NYNEX CableComms will continue to be insured to the extent contemplated by this paragraph, without interruption.

     Unless otherwise defined, the capitalized terms used in this Letter Agreement shall have the meanings given to them in the Policy.

     If this Letter Agreement sets forth your understanding with respect to the foregoing, please execute the enclosed counterpart in the space set forth below.

                                    Very truly yours,

                                    NYNEX CABLECOMMS GROUP PLC


                                    By: /s/ Paul H. Repp
                                        ---------------------------------------
                                        Name: Paul H. Repp
                                        Title: Chief Legal and Regulatory
                                                Officer and Company Secretary


                                    NYNEX CABLECOMMS GROUP INC.


                                    By: /s/ Paul H. Repp
                                        ---------------------------------------
                                        Name: Paul H. Repp
                                        Title: Chief Legal and Regulatory
                                                Officer and Company Secretary

Accepted and agreed
as of the first date
written above:

NYNEX CORPORATION


By:/s/ Ruth Crystal
----------------------------------
   Name: Ruth Crystal
   Title: Casualty Risk Manager


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